Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-4/A of FB Financial Corporation of our reports dated March 16, 2020 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of Franklin Financial Network, Inc. for the year ended December 31, 2019, and to the reference to our firm under the heading “Experts” in the Registration Statement.
/s/ Crowe LLP
Franklin, Tennessee
April 29, 2020